Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2015 SECOND QUARTER RESULTS

•	Unlevered Free Cash Flow minus Estimated Avoided Costs[1] of $30.7 million for the quarter and $63.6 million year-to-date

•	Management raises the lower end of prior guidance range for Unlevered Free Cash Flow minus Estimated Avoided Costs[1] and now expects $115 million to $125 million for fiscal 2015

•	Revenue of $214.1 million for the quarter and $428.1 million year-to-date

•	Adjusted EBITDA minus Estimated Avoided Costs[1] of $63.7 million for the quarter and $125.3 million year-to-date

•	Capital expenditures of $28.3 million for the quarter and $54.7 million year-to-date

•	Net income of $40.3 million for the quarter and net loss of $4.9 million year-to-date

Charlotte, N.C. (August 5, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the second quarter ended June 30, 2015. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EDT).

“Our financial results in the quarter were in line with our expectations as we continue to transform revenue while actively managing costs,” said Paul H. Sunu, Chief Executive Officer.  “We are also encouraged by the improving trends we are seeing in operational metrics as subscriber losses moderated from peaks experienced during the strike and our sales bookings returned close to pre-strike levels. We continue to make significant operational improvements and have established new expectations for service that we believe will improve the customer experience and reduce churn over time.”

Operating Highlights

Ethernet services revenue momentum continued in the second quarter of 2015 and contributed approximately $23.5 million of revenue or 11.0% of total revenue in the second quarter of 2015 as compared to $20.9 million or 9.3% of total revenue a year ago, as retail and wholesale Ethernet circuits grew 28.0% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

Broadband and other data revenues grew $1.0 million from the first quarter of 2015 driven by customer speed upgrades and price increases which more than offset a net decline in total subscribers. Encouragingly broadband subscriber counts increased in June compared to May.

_________________
1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained in the attachments to this press release.

The Company continues to develop and deploy advanced products and services for customers and experienced continued business adoption of its Hosted PBX product in the second quarter. For example, the Company made good progress in the first half of 2015 toward the installation of a 1,250 seat Hosted PBX solution in New Hampshire and the next-generation emergency 9-1-1 system for the state of Vermont.

As of June 30, 2015, FairPoint had 2,931 employees, a decrease of 229 employees versus a year ago. On July 29, 2015, we completed a previously announced workforce reduction. As a result, we estimate a reduction in adjusted employee expenses of $7 million to $9 million over the remainder of 2015 compared to the first half of 2015.

Financial Highlights

Second Quarter 2015 as compared to First Quarter 2015

Revenue increased $0.1 million during the second quarter of 2015 to $214.1 million.

•	Voice services revenue decreased $1.8 million primarily due to fewer lines in service partially offset by seasonal reconnects.

•	Access revenue increased $1.1 million primarily due to lower wholesale service credits in the second quarter.

•	Data and Internet services revenue increased $1.2 million due to seasonal reconnects, rate increases and speed upgrades partially offset by broadband subscriber losses.

•	Other services revenue decreased $0.3 million primarily due to lower late payment fees as a result of fewer accounts past due.

Operating expenses, excluding depreciation and amortization, decreased $84.4 million to $98.9 million in the second quarter of 2015 compared to $183.3 million in the first quarter of 2015 primarily due to $49.5 million lower labor negotiation related expenses and $43.7 million lower OPEB expense partially offset by $6.6 million higher employee expenses, including severance related to the previously announced workforce reduction. However, labor negotiation related expenses, OPEB expense and severance are excluded from the Company's definition of adjusted operating expenses and Adjusted EBITDA.

Adjusted operating expenses were $150.4 million in the second quarter of 2015 compared to $152.3 million in the first quarter of 2015. The decrease was primarily due to lower employee expenses (after consideration of Estimated Avoided Costs).

Adjusted EBITDA increased $2.0 million to $63.7 million in the second quarter of 2015 compared to Adjusted EBITDA minus Estimated Avoided Costs of $61.7 million in the first quarter of 2015. The increase was primarily driven by lower adjusted operating expenses.

Capital expenditures were $28.3 million in the second quarter of 2015 compared to $26.4 million in the first quarter of 2015.

Unlevered Free Cash Flow, which measures Adjusted EBITDA less capital expenditures, cash contributions towards our pension plans and cash payments for OPEB, was $30.7 million in the second quarter of 2015 compared to Unlevered Free Cash Flow minus Estimated Avoided Costs of $32.9 million in the first quarter of 2015. Unlevered Free Cash Flow was lower in the second quarter of 2015 primarily due to higher capital expenditures, cash pension contributions and cash OPEB payments partially offset by higher Adjusted EBITDA.

Net income was $40.3 million in the second quarter of 2015 compared to a net loss of $45.2 million in the first quarter of 2015. The change was primarily due to a decrease in operating expenses, excluding depreciation and amortization as described above, and, to a lesser degree, an income tax benefit in the second quarter compared to income tax expense in the first quarter. Net income is positive in the second quarter of 2015 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active employees. The impact of this treatment will continue for the remainder of 2015 and all of 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.

Cash was $9.1 million as of June 30, 2015 compared to $10.3 million as of March 31, 2015. Total gross debt outstanding was $925.6 million as of June 30, 2015, after the regularly scheduled principal payments of $1.6 million on the term loan made during the second quarter of 2015, as compared to $927.2 million as of March 31, 2015. The Company's $75.0 million revolving credit facility was undrawn, with $58.8 million available for borrowing after applying $16.2 million of outstanding letters of credit.

Second Quarter 2015 as compared to Second Quarter 2014

Revenue was $214.1 million in the second quarter of 2015 compared to $225.6 million a year earlier.

•	Voice services revenue declined $10.1 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $1.3 million due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services, partially offset by an increase in wholesale Ethernet revenue primarily driven by conversion of legacy cellular tower circuits.

•
Data and Internet services revenue increased $0.4 million reflecting strength in retail Ethernet services and the mitigating impact of speed upgrades and price increases on residential broadband products offsetting subscriber declines.

•	Other services revenue decreased $0.4 million.

Operating expenses, excluding depreciation and amortization, decreased $81.1 million to $98.9 million in the second quarter of 2015 compared to $180.0 million in the second quarter of 2014 primarily due to $68.9 million lower OPEB expense, $4.9 million lower direct operating expenses and $4.5 million lower labor negotiation related expenses partially offset by $3.6 million higher severance. However, OPEB expense, labor negotiation related expenses and severance are excluded from the Company's definition of adjusted operating expenses and Adjusted EBITDA.

Adjusted operating expenses were $150.4 million in the second quarter of 2015 compared to $161.4 million a year earlier. The decrease was primarily the result of lower employee costs, direct operating expenses, contracted services and marketing. Lower employee costs primarily resulted from decreased benefits, bonus and salaries due to lower headcount.

Adjusted EBITDA was $63.7 million in the second quarter of 2015 compared to $64.2 million a year earlier. The decrease is due to lower revenue almost fully offset by operating expense savings.

Capital expenditures were $28.3 million in the second quarter of 2015 compared to $34.9 million a year earlier. The decrease is primarily driven by timing and a lower overall 2015 capital plan.

Unlevered Free Cash Flow of $30.7 million in the second quarter of 2015 increased $9.3 million compared to $21.4 million a year earlier. The increase was due to lower capital expenditures and lower cash contributions towards our pension plans.

Net income was $40.3 million in the second quarter of 2015 compared to a net loss of $22.7 million in the second quarter of 2014. The change was primarily due to a decrease in operating expenses, excluding depreciation and amortization, partially offset by lower revenue, as described above, as well as a lower income tax benefit.

2015 Guidance

For full year 2015, the Company now expects to generate $115 million to $125 million of Unlevered Free Cash Flow adjusted for Estimated Avoided Costs in the first quarter. The lower end of this guidance range has increased from $105 million in prior guidance. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, annual capital expenditures are expected to be less than $120 million and aggregate annual pension contributions and OPEB payments are expected to be approximately $20 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2015, which will be filed with the SEC no later than August 10, 2015. The Company's results for the quarter ended June 30, 2015 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its second quarter 2015 results today at 8:30 a.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (877) 280-4957 (US/Canada) or (857) 244-7314 (international) and enter passcode 55469726 when prompted. The title of the call is the Second Quarter 2015 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 37130169 when prompted. The recording will be available from Wednesday, August 5, 2015, at 12:30 p.m. (EDT) through Wednesday, August 12, 2015, at 11:59 p.m. (EDT).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance and Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the fourth quarter of 2014 and first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $33 million and $27 million, respectively, recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs" and "Unlevered Free Cash Flow minus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network — with more than 20,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended June 30, 2015. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	2Q15	1Q15	4Q14	3Q14	2Q14	YTD 2015	YTD 2014
Summary Income Statement:
Revenue:
Voice services	$84,689	$86,513	$90,413	$94,799	$94,838	$171,202	$190,333
Access	73,832	72,726	71,265	77,112	75,123	146,558	152,063
Data and Internet services	44,455	43,271	44,207	44,851	44,089	87,726	86,432
Other services	11,122	11,464	11,237	11,358	11,547	22,586	27,326
Total revenue	214,098	213,974	217,122	228,120	225,597	428,072	456,154
Operating expenses:
Operating expenses, excluding depreciation and amortization (1)	98,942	183,329	194,857	200,412	180,037	282,271	378,619
Depreciation and amortization	55,818	55,306	54,909	56,618	55,080	111,124	109,151
Reorganization expense (post-emergence)	20	7	27	12	47	27	65
Total operating expenses	154,780	238,642	249,793	257,042	235,164	393,422	487,835
Income/(loss) from operations	59,318	(24,668)	(32,671)	(28,922)	(9,567)	34,650	(31,681)
Other income/(expense):
Interest expense	(19,974)	(19,819)	(20,145)	(20,195)	(20,023)	(39,793)	(40,031)
Other income/(expense), net	97	175	7,467	90	(224)	272	(9)
Total other expense	(19,877)	(19,644)	(12,678)	(20,105)	(20,247)	(39,521)	(40,040)
Income/(loss) before income taxes	39,441	(44,312)	(45,349)	(49,027)	(29,814)	(4,871)	(71,721)
Income tax benefit/(expense)	824	(901)	1,725	11,249	7,134	(77)	16,804
Net income/(loss)	$40,265	$(45,213)	$(43,624)	$(37,778)	$(22,680)	$(4,948)	$(54,917)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss):
Net income/(loss)	$40,265	$(45,213)	$(43,624)	$(37,778)	$(22,680)	$(4,948)	$(54,917)
Income tax (benefit)/expense	(824)	901	(1,725)	(11,249)	(7,134)	77	(16,804)
Interest expense	19,974	19,819	20,145	20,195	20,023	39,793	40,031
Depreciation and amortization	55,818	55,306	54,909	56,618	55,080	111,124	109,151
Pension expense (2a)	3,088	5,111	3,699	4,892	4,754	8,199	9,553
OPEB expense (2a)	(55,548)	(12,008)	15,264	14,941	13,404	(67,556)	26,933
Compensated absences (2b)	(3,803)	12,237	(1,623)	(3,829)	(3,013)	8,434	8,300
Severance	3,760	358	1,228	264	129	4,118	513
Restructuring costs (2c)	20	7	27	12	47	27	65
Storm expenses (2d) (5)	—	—	745	—	(190)	—	(600)
Other non-cash items, net (2e)	1,780	2,733	734	331	(109)	4,513	1,022
Gain on sale of assets	—	—	27	170	243	—	253
Labor negotiation related expense (2f)	(850)	49,528	51,335	17,142	3,700	48,678	5,113
All other allowed adjustments, net (2f)	(16)	(99)	(671)	(14)	(20)	(115)	(204)
Adjusted EBITDA (2) (4)	63,664	88,680	100,470	61,695	64,234	152,344	128,409
Estimated Avoided Costs (3)	—	(27,000)	(33,000)	—	—	(27,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (3) (4)	$63,664	$61,680	$67,470	$61,695	$64,234	$125,344	$128,409
Adjusted EBITDA minus Estimated Avoided Costs Margin (3)	29.7%	28.8%	31.1%	27.0%	28.5%	29.3%	28.2%

Adjusted EBITDA (2) (4)	$63,664	$88,680	$100,470	61,695	64,234	152,344	128,409
Pension contributions	(3,182)	(1,200)	(7,373)	(7,038)	(6,895)	(4,382)	(13,855)
OPEB payments	(1,486)	(1,149)	(2,280)	(1,398)	(1,068)	(2,635)	(2,130)
Capital expenditures	(28,298)	(26,430)	(27,714)	(28,798)	(34,900)	(54,728)	(62,977)
Unlevered Free Cash Flow (4)	30,698	59,901	63,103	24,461	21,371	90,599	49,447
Estimated Avoided Costs (3)	—	(27,000)	(33,000)	—	—	(27,000)	—
Unlevered Free Cash Flow minus Estimated Avoided Costs (3)	$30,698	$32,901	$30,103	$24,461	$21,371	$63,599	$49,447

	2Q15	1Q15	4Q14	3Q14	2Q14	YTD 2015	YTD 2014
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$214,098	$213,974	$217,122	$228,120	$225,597	$428,072	$456,154
Operating expenses, excluding depreciation and amortization (1)	$98,942	$183,329	$194,857	$200,412	$180,037	$282,271	$378,619
Pension expense (2a)	(3,088)	(5,111)	(3,699)	(4,892)	(4,754)	(8,199)	(9,553)
OPEB expense (2a)	55,548	12,008	(15,264)	(14,941)	(13,404)	67,556	(26,933)
Compensated absences (2b)	3,803	(12,237)	1,623	3,829	3,013	(8,434)	(8,300)
Severance	(3,760)	(358)	(1,228)	(264)	(129)	(4,118)	(513)
Storm expenses (2d) (5)	—	—	(745)	—	190	—	600
Other non-cash items, net (2e)	(1,861)	(2,809)	(830)	(577)	110	(4,670)	(1,061)
Labor negotiation related expense (2f)	850	(49,528)	(51,335)	(17,142)	(3,700)	(48,678)	(5,113)
All other allowed adjustments, net (2f)	—	—	—	—	—	—	(1)
Settlement proceeds (4)	—	—	(6,727)	—	—	—	—
Adjusted operating expenses, excluding depreciation and amortization (1)	$150,434	$125,294	$116,652	$166,425	$161,363	$275,728	$327,745
Adjusted operating expenses margin	70.3%	58.6%	53.7%	73.0%	71.5%	64.4%	71.8%
Adjusted EBITDA (2) (4)	$63,664	$88,680	$100,470	$61,695	$64,234	$152,344	$128,409
Estimated Avoided Costs (3)	—	(27,000)	(33,000)	—	—	(27,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (3)	$63,664	$61,680	$67,470	$61,695	$64,234	$125,344	$128,409

Adjusted operating expenses, excluding depreciation and amortization (1)	$150,434	$125,294	$116,652	$166,425	$161,363	$275,728	$327,745
Estimated Avoided Costs (3)	—	27,000	33,000	—	—	27,000	—
Adjusted operating expenses, excluding depreciation and amortization plus Estimated Avoided Costs (3)	$150,434	$152,294	$149,652	$166,425	$161,363	$302,728	$327,745

Select Operating and Financial Metrics:
Residential lines	438,179	452,302	467,561	484,346	502,759
Business lines (6)	278,302	279,804	283,490	287,206	290,246
Wholesale lines (7)	51,741	53,237	54,195	54,386	55,569
Total lines	768,222	785,343	805,246	825,938	848,574
% change y-o-y	(9.5)%	(9.2)%	(8.5)%	(7.9)%	(7.1)%
% change q-o-q	(2.2)%	(2.5)%	(2.5)%	(2.7)%	(1.9)%

Broadband subscribers (8)	317,100	318,378	321,624	329,494	333,421
% change y-o-y	(4.9)%	(4.0)%	(2.5)%	(0.4)%	0.2%
% change q-o-q	(0.4)%	(1.0)%	(2.4)%	(1.2)%	0.6%
penetration of lines	41.3%	40.5%	39.9%	39.9%	39.3%

Access line equivalents	1,085,322	1,103,721	1,126,870	1,155,432	1,181,995
% change y-o-y	(8.2)%	(7.8)%	(6.8)%	(5.8)%	(5.2)%
% change q-o-q	(1.7)%	(2.1)%	(2.5)%	(2.2)%	(1.2)%

Retail Ethernet	6,036	5,831	5,611	5,447	5,156
Wholesale Ethernet	7,696	7,298	7,027	6,234	5,570
Ethernet Circuits	13,732	13,129	12,638	11,681	10,726
% change y-o-y	28.0%	29.7%	32.8%	37.5%	48.3%
% change q-o-q	4.6%	3.9%	8.2%	8.9%	6.0%

Employee Headcount	2,931	2,994	3,052	3,088	3,160
% change y-o-y	(7.2)%	(5.4)%	(3.8)%	(3.0)%	(2.9)%

(1) Excludes reorganization costs.
(2) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and

f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(3) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs compared to 54 business days of estimated avoided costs in the fourth quarter of 2014.
(4) On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received payment from the settlement proceeds and recorded one-time, non-operating income of $6.7 million, which is included in the calculation of Adjusted EBITDA.
(5) While there are no costs reflected on this line item for the first quarter of 2015, we believe the impact is captured in our labor negotiation related expense through incremental contracted services.
(6) Business access lines include Hosted Voice seats.
(7) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(8) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2015 and December 31, 2014
(in thousands, except share data)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets:
Cash	$9,148	$37,587
Accounts receivable, net	65,875	71,545
Prepaid expenses	23,379	25,360
Other current assets	3,299	5,406
Deferred income tax, net	12,342	7,638
Total current assets	114,043	147,536
Property, plant and equipment, net	1,163,480	1,213,729
Intangible assets, net	89,379	94,879
Restricted cash	651	651
Other assets	2,995	3,214
Total assets	$1,370,548	$1,460,009

Liabilities and Stockholders' Equity/(Deficit):
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	748	627
Accounts payable	30,078	62,985
Claims payable and estimated claims accrual	216	216
Accrued interest payable	9,977	9,978
Accrued payroll and related expenses	33,111	25,218
Other accrued liabilities	49,089	47,147
Total current liabilities	129,619	152,571
Capital lease obligations	1,212	962
Accrued pension obligations	165,655	212,806
Accrued other post-employment benefit obligations	101,563	735,351
Deferred income taxes	38,841	35,231
Other long-term liabilities	19,381	21,131
Long-term debt, net of current portion	901,141	902,241
Total long-term liabilities	1,227,793	1,907,722
Total liabilities	1,357,412	2,060,293
Stockholders' equity/(deficit):
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,902,696 and 26,710,569 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	269	267
Additional paid-in capital	519,735	516,080
Retained deficit	(802,956)	(798,008)
Accumulated other comprehensive income/(loss)	296,088	(318,623)
Total stockholders' equity/(deficit)	13,136	(600,284)
Total liabilities and stockholders' equity/(deficit)	$1,370,548	$1,460,009

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2015 and 2014
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$214,098	$225,597	$428,072	$456,154
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	97,968	101,661	232,349	217,227
Other post-employment benefit and pension expense	(52,460)	18,157	(59,358)	36,485
Selling, general and administrative expense	53,434	60,219	109,280	124,907
Depreciation and amortization	55,818	55,080	111,124	109,151
Reorganization related income	20	47	27	65
Total operating expenses	154,780	235,164	393,422	487,835
Income/(loss) from operations	59,318	(9,567)	34,650	(31,681)
Other income/(expense):
Interest expense	(19,974)	(20,023)	(39,793)	(40,031)
Other	97	(224)	272	(9)
Total other expense	(19,877)	(20,247)	(39,521)	(40,040)
Income/(loss) before income taxes	39,441	(29,814)	(4,871)	(71,721)
Income tax (expense)/benefit	824	7,134	(77)	16,804
Net income/(loss)	$40,265	$(22,680)	$(4,948)	$(54,917)

Income/(loss) per share, basic	$1.51	$(0.86)	$(0.19)	$(2.08)

Income/(loss) per share, diluted	$1.49	$(0.86)	$(0.19)	$(2.08)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2015 and 2014
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income/(loss)	$(4,948)	$(54,917)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	(678)	(17,021)
Provision for uncollectible revenue	4,065	4,046
Depreciation and amortization	111,124	109,151
Other post-employment benefits	(70,191)	24,848
Qualified pension	3,816	(4,302)
Stock-based compensation	4,109	2,781
Other non-cash items	2,066	348
Changes in assets and liabilities arising from operations:
Accounts receivable	1,605	3,523
Prepaid and other assets	4,089	4,292
Restricted cash	—	463
Accounts payable and accrued liabilities	(24,480)	(15,416)
Accrued interest payable	(1)	(1)
Other assets and liabilities, net	(939)	(2,054)
Total adjustments	34,585	110,658
Net cash provided by operating activities	29,637	55,741
Cash flows from investing activities:
Net capital additions	(54,728)	(62,978)
Distributions from investments and proceeds from the sale of property and equipment	217	332
Net cash used in investing activities	(54,511)	(62,646)
Cash flows from financing activities:
Repayments of long-term debt	(3,200)	(3,200)
Proceeds from exercise of stock options	13	24
Repayment of capital lease obligations	(378)	(700)
Net cash used in financing activities	(3,565)	(3,876)
Net change	(28,439)	(10,781)
Cash, beginning of period	37,587	42,700
Cash, end of period	$9,148	$31,919